Exhibit 99.1

Repurchase Agreement for the Waste Heat Power Generation Project of Sinosteel Group Jilin Ferroalloy Co., Ltd.

Party A: Xi’an TCH Energy Technology Co., Ltd.

Address: No. 86 Gaoxin Road, Hi-tech Zone, Xi’an

Legal Representative: Guohua Ku

Party B: Sinosteel Group Jilin Ferroalloy Co., Ltd.

Address: No.21 Heping street, Jilin city, Jilin Province

Legal representative: Guofu Li

Whereas, Party A and Party B signed a “Cooperative Agreement for Furnace Gas Waste Heat Power Generation Project” on May 9, 2013 (the "Cooperative Agreement"). Party A has completed its obligation including construction, testing and power generation as agreed in the Cooperative Agreement. Party A has the ownership of the project. The project has been in normal operation for one and a half years. On December 2014, China Sinosteel Group signed an equity transfer agreement regarding Sinosteel Group Jilin Ferroalloy Co., Ltd. with Liaoning Zhongze Group. Pursuant to the equity transfer agreement, Zhongze Group became the controlling party of Sinosteel Group Jilin Ferroalloy Co., Ltd. After the transfer and restructuring, Sinosteel Group Jilin Ferroalloy Co., Ltd. set out a new strategic plan and it would fully integrate all its auxiliary projects including waste heat power generation projects.

Party B notified Party A that it cannot continue to implement the Cooperative Agreement due to above mentioned reason and requested to terminate the Cooperative Agreement. Both parties hereby enter into the following agreement concerning the issues of termination of the Cooperative Agreement through mutual negotiation and agree to be abided by:

1. Solutions:

Whereas, the Cooperative Agreement cannot be performed due to the adjustment of Party B’s strategic plan and integration, Party A agrees and accepts Party B’s proposal of its repurchase of the waste heat power generation project, and is willing to settle the relevant issues of the waste heat power generation project with Party B accordingly.

2. Settlement of Debt Incurred:

Party B should pay off the balance due to Party A of RMB 1.80 million energy saving service fees as of June 2015 within five business days from the signing date of this Agreement.

3. Transfer Price:

The parties negotiate and determine the waste heat power generation project and its corresponding assets shall be transferred to Party B for a price of RMB 90 million, and Party B agrees to repurchase the waste heat power generation project and its corresponding assets at such price.

4. Payment Method and Schedule

Party B shall pay Party A 50% of the transfer price within 5 business days from the signing date of this Agreement, which is RMB 45 million; Party B shall pay Party A the rest 50% of the transfer price within 15 business days from the signing date of this Agreement, which is RMB 45 million.

5. Details of Assets and Method of Delivery

The ownership of the waste heat power generation project and its corresponding assets shall be transferred to Party B within three working days after Party B has paid off the entire transfer price as the agreed in item 4 of this Agreement and the designated persons by each party have completed the actual assets delivery on the site of the project and have signed off to confirm such delivery.

Before the actual delivery of the repurchased assets, Party B shall not, by any reason hinder Party A's management and control over the waste heat power generation project and its corresponding assets through trespassing, damaging, impairing or through any other methods, and Party A shall not demolish, damage or transfer the waste heat power generation project and its corresponding assets before actual delivery.

6. Exemption Clause:

After Party B pays off the full transfer price within the agreed period according to item 4 of this Agreement, Party A agrees not to take legal actions against Party B’s breach of Cooperative Agreement.

7. Termination of the Original Cooperative Agreement

The Cooperative Agreement for the Waste Heat Power Generation Project signed by Party A and Party B terminates on the date when Party B pays off the full transfer price within the agreed date according to item 4 of this Agreement, and both parties will not continue the performance of the Original Cooperative Agreement.

8. Liability for Breach of the Agreement

If Party B fails to pay off the full transfer price within the time agreed in this Agreement, this Agreement automatically terminates on the due date for the payment. Party A shall still retain the ownership of the waste heat power generation project and its corresponding assets, and both parties shall continue to perform their respective rights and obligations according to the Cooperative Agreement and assume their liabilities for the breach of original Cooperative Agreement.

9. Settlement of Disputes:

Any dispute over this Agreement may be solved through consultations between the parties, and if the consultation fails, any party may file a lawsuit to the local people’s court where Party A is located.

10. This Agreement takes effect on the date when both parties sign and seal on it.

11. This Agreement is executed in quadruplicate with each party holding two original copies and each has the same legal effect.

12. Anything not covered in this Agreement shall be further consulted and discussed by the parties.

Party A:	Party B:

Authorized Representative:	Authorized Representative:

Date: June 18, 2015	Date: June 18, 2015